Resources Connection Reports Financial Results for First Quarter Fiscal 2025

IRVINE, California, October 1, 2024 – Resources Connection, Inc. (Nasdaq: RGP) (the “Company”), a professional service firm, today announced its financial results for its first quarter of fiscal 2025 ended August 24, 2024.

First Quarter Fiscal 2025 Highlights Compared to Prior Year Quarter:

•Revenue of $136.9 million compared to $170.2 million, a decline of 19.5%
•Same-day constant currency revenue, a non-GAAP measure, declined by 19.1%
•Gross margin of 36.5% compared to 39.4%
•Selling, general and administrative expenses (“SG&A”) of $48.9 million, net of $3.4 million gain on sale of the Irvine office building, improved 18.4% from $59.9 million
•Net loss of $5.7 million (net loss margin of 4.2%), including goodwill impairment charge of $3.9 million related to the Europe and Asia Pacific segment, compared to net income of $3.1 million (net income margin of 1.8%)
•Diluted (loss) earnings per common share of $(0.17) compared to $0.09
•Adjusted EBITDA, a non-GAAP measure, of $2.3 million (Adjusted EBITDA margin of 1.7%) compared to $11.5 million (Adjusted EBITDA margin of 6.8%)
•Cash dividends declared of $0.14 per share consistent with the prior year quarter
•Cash and cash equivalents plus borrowings available under senior secured revolving loan facility of $263.2 million compared to $283.1 million, and zero debt, consistent with prior year quarter

Management Commentary

“This quarter, our teams have continued to push hard to gain momentum on topline revenue, while also working diligently to lay the foundation for our diversification strategy to broaden RGP's addressable market,” said Kate W. Duchene, Chief Executive Officer. “The combination of technology transformation, operating model evolution and brand refresh initiatives enables us to further improve speed to market, extend buying centers, and strengthen brand recognition. Our business now serves clients in three ways: On-Demand, Consulting and Outsourced Services. By organizing ourselves with greater focus and clarity, our clients and prospects have an improved understanding of when to call us and for what capabilities. We are seeing early signs of our efforts paying off, including notable pipeline improvement and more sizable deal closes involving our service brands delivering together seamlessly. We believe the refreshed brand positioning we launched today will reinforce our strategy to cross sell as a trusted partner in our exceptional client base, enabling us to deliver on growth and profitability goals for our shareholders over the long term.”

First Quarter Fiscal 2025 Results

Revenue was $136.9 million (or $137.7 million on a constant currency basis), declining 19.5% (or 19.1% on a constant currency basis) compared to $170.2 million in the first quarter of fiscal 2024. These declines reflected a persistently choppy demand environment driven by broader economic trends. Clients continue to be in a holding pattern, restrained in their decision to move forward with transformation projects which has resulted in extended timelines for opportunities to close in the pipeline. Compared to the prior year quarter, billable hours decreased by 15.3% and the average bill rate declined by 5.0% (or 4.7% on a constant currency basis). The decline in average bill rate reflects a more competitive pricing environment as well as a shift in revenue mix to the Asia Pacific region which typically carries a lower average bill rate. The United States (U.S.) and Europe average bill rates increased by 2.3% and 4.6% (or 2.3% and 4.5% on a constant currency basis) compared to the prior year, respectively, as a result of Company initiatives focused on value-based pricing, while average bill rates in the Asia Pacific region declined by 3.2% (although increased by 0.2% on a constant currency basis), also largely attributable to a shift in revenue mix across the countries within this region.

Gross margin was 36.5% compared to 39.4% in the prior year quarter primarily due to less favorable leverage on indirect cost of services as a result of lower revenue, lower salaried consultant utilization, and a 60 basis point increase in the pay/bill ratio.

SG&A for the first quarter of fiscal 2025 was $48.9 million, or 35.7% of revenue, compared to $59.9 million, or 35.2% of revenue in the prior year quarter. The year over year improvement in SG&A was primarily due to a lower management compensation expense of $5.1 million largely attributable to the cost reduction plan (the "U.S. Restructuring Plan") initiated in October 2023, a $3.4 million gain on sale of the Irvine office building, a $1.3 million decrease in bonuses and commissions as a result of lower revenue and profitability, and a $1.0 million decrease in stock compensation expense primarily associated with performance based equity awards. These improvements in SG&A were partially offset by $1.3 million of costs related to the acquisition of Reference Point LLC (“Reference Point”), which closed on July 1, 2024.

During the first quarter of fiscal 2025, the Company completed a goodwill impairment analysis as part of its business segment's reorganization. As a result of that analysis, a non-cash impairment charge of $3.9 million was recorded in the Europe and Asia Pacific segment in the first quarter of fiscal 2025.

Income tax expense for the first quarter of fiscal 2025 was $1.1 million, or an effective tax rate of (22.7%), compared to $2.1 million, or an effective tax rate of 40.0%, for the first quarter of fiscal 2024. The income tax expense in the first quarter of fiscal 2025 measured against a pretax loss resulted in the negative effective tax rate. Despite the consolidated pretax loss in the first quarter of fiscal 2025, the Company recorded an income tax expense related to foreign income tax expense on international profits, along with rate impacting non-deductible items including tax adjustments associated with goodwill impairment, changes in valuation allowance and stock-based compensation.

Net loss was $5.7 million (net loss margin of 4.2%), compared to net income of $3.1 million (net income margin of 1.8%) in the prior year quarter, primarily due to lower revenue, a decline in gross profit, and the goodwill impairment charge related to Europe and Asia Pacific segment, partially offset by improved SG&A for the current year first quarter due to the Company's continued focus on cost discipline as well as the $3.4 million gain on sale of the Irvine office building. The Company delivered an Adjusted EBITDA margin of 1.7% in the first quarter of fiscal 2025 compared to 6.8% in the prior year quarter.

First Quarter Fiscal 2025 Segment Results

During the first quarter of fiscal 2025, the Company reorganized its business segments to better align with changes in its internal management framework and reporting of financial information which is used for performance assessment and resource allocation. Below are the first quarter results of the operating segments following the restructuring:

On-Demand Talent – Revenue in the On-Demand segment declined by $25.5 million or 32.7%, to $52.5 million compared to $78.0 million in the prior year quarter. The decline in revenue was primarily due to a 30.2% decrease in billable hours and a 3.2% decline in average bill rate (also 3.2% on a constant currency basis).

Consulting – Revenue in the Consulting segment decreased by $1.8 million or 3.2%, to $55.0 million compared to $56.8 million in the prior year quarter. The decline was primarily due to a 3.4% reduction in billable hours, with the average bill rate declining by 1.5% (or 1.9% on a constant currency basis).

Europe and Asia Pacific – Revenue in the Europe and Asia Pacific segment declined by $5.3 million or 22.7%, to $18.0 million in the quarter compared to $23.3 million in the prior year quarter. Billable hours decreased by 8.8% and the average bill rate declined by 15.5% (or 12.5% on a constant currency basis).

Outsourced Services – Revenue in the Outsourced services segment of $9.5 million remained flat compared to the prior year quarter.

All Other – Revenue in the All Other segment declined by $0.7 million or 26.3%, to $2.0 million compared to $2.7 million in the prior year quarter. The decline in revenues was primarily due to a 33.5% decrease in billable hours, partially offset by a 14.8% increase in average bill rate.

RESOURCES CONNECTION, INC.
SUMMARY OF CONSOLIDATED FINANCIAL RESULTS
(In thousands, except per share amounts)

	Three Months Ended
	August 24,	August 26,
	2024	2023
	(Unaudited)	(Unaudited)
Revenue	$136,935	$170,169
Direct cost of services	86,948	103,168
Gross profit	49,987	67,001
Selling, general and administrative expenses	48,910	59,932
Goodwill impairment	3,855	—
Amortization expense	1,485	1,314
Depreciation expense	540	877
(Loss) income from operations	(4,803)	4,878
Interest income, net	(148)	(312)
Other income	(2)	(2)
(Loss) income before income tax expense	(4,653)	5,192
Income tax expense	1,054	2,075
Net (loss) income	$(5,707)	$3,117

Net (loss) income per common share:
Basic	$(0.17)	$0.09
Diluted	$(0.17)	$0.09

Weighted-average number of common and common equivalent shares outstanding:
Basic	33,407	33,412
Diluted	33,407	34,010

Revenue by Segment
On-Demand Talent	$52,473	$77,974
Consulting	55,025	56,845
Europe & Asia Pacific	17,983	23,267
Outsourced Services	9,491	9,418
All Other	1,963	2,665
Total consolidated revenue	$136,935	$170,169

Cash dividend
Cash dividends declared per common share	$0.14	$0.14
Total cash dividends paid	$4,695	$4,681

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET, today, October 1, 2024. A live webcast of the call will be available on the Events section of the Company’s Investor Relations website. To access the call by phone, please go to this link (registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time by visiting the Company's Investor Relations website at https://rgp.com/ir/investor-relations-events/.

About RGP

RGP is a professional services firm that powers the operational needs and change initiatives of its client base utilizing a combination of three distinct engagement brands:

•On-Demand by RGPTM: Our on-demand talent solutions, providing businesses with a go-to source for bringing in experts when they need them;
•Veracity by RGPTM: Our consulting arm, driving transformation across people, processes & technology; and
•Countsy by RGPTM: Our outsourced services for accounting, human resources and equity, helping startups, scaleups and spinouts focus on their growth.

Regardless of engagement model, we Dare to Work Differently® by leveraging human connection and collaboration to deliver practical solutions and impactful results. We offer a more effective way to work that favors flexibility and agility as businesses confront change and transformation pressures amid skilled labor shortages.

Based in Irvine, CA with offices worldwide, we annually engage with over 1,700 clients around the world from 43 physical practice offices, multiple virtual offices and approximately 3,300 professionals. RGP is proud to have served 88% of the Fortune 100 as of August 2024 and has been recognized by U.S. News & World Report (2024-2025 Best Companies to Work for) and Forbes (America’s Best Management Consulting Firms 2024, America’s Best Midsize Employers 2024, World's Best Management Consulting Firms 2024).

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to expectations concerning matters that are not historical facts. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include statements regarding our expected recovery and growth, the expected benefits of our refreshed brand positioning and our operational plans. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include, but are not limited to, the following: risks related to an economic downturn or deterioration of general and ongoing macroeconomic conditions, potential adverse effects to our and our clients’ liquidity and financial performances from bank failures or other events affecting financial institutions, risks arising from epidemic diseases or pandemics, the highly competitive nature of the market for professional services, risks related to the loss of a significant number of our consultants, or an inability to attract and retain new consultants, the possible impact on our business from the loss of the services of one or more key members of our senior management, risks related to potential significant increases in wages or payroll-related costs, our ability to secure new projects from clients, our inability to adapt to a changing competitive landscape including for technological advancements, our ability to achieve or maintain a suitable pay/bill ratio, our ability to compete effectively in the competitive bidding process, risks related to unfavorable provisions in our contracts which may permit our clients to, among other things, terminate the contracts partially or completely at any time prior to completion, our ability to realize the level of benefit that we expect from our restructuring and reorganization initiatives, risks that our digital expansion and technology transformation efforts may not be successful, our ability to build an efficient support structure as our business continues to grow and transform, our ability to grow our business, manage our growth or sustain our current business, our ability to serve clients internationally, additional operational challenges from our international activities possible disruption of our business from our past and future acquisitions, the possibility that our recent rebranding efforts may not be successful, our potential inability to adequately protect our intellectual property rights, risks that our computer hardware and software and telecommunications systems are damaged, breached or interrupted, risks related to the failure to comply with data privacy laws and regulations and the adverse effect it may have on our reputation, results of operations or financial condition, our ability to comply with governmental, regulatory and legal requirements and company policies, the possible legal liability for damages resulting from the performance of projects by our consultants or for our clients’ mistreatment of our personnel, risks arising from changes in applicable tax laws or adverse results in tax audits or interpretations, the possible adverse effect on our business model from the reclassification of our independent contractors by foreign tax and regulatory authorities, the possible difficulty for a third party to acquire us and resulting depression of our stock price, the operating and financial restrictions from our credit facility, risks related to the variable rate of interest in our credit facility, the possibility that we are unable to or elect not to pay our quarterly dividend payment, and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 25, 2024, and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to assess our financial and operating performance that are not defined by or calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the Consolidated Statements of Operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

•Same-day constant currency revenue is adjusted for the following items:

oCurrency impact. In order to remove the impact of fluctuations in foreign currency exchange rates, the Company calculates same-day constant currency revenue, which represents the outcome that would have resulted had exchange rates in the current period been the same as those in effect in the comparable prior period.

oBusiness days impact. In order to remove the fluctuations caused by comparable periods having a different number of business days, the Company calculates same-day revenue as current period revenue (adjusted for currency impact) divided by the number of business days in the current period, multiplied by the number of business days in the comparable prior period. The number of business days in each respective period is provided in the “Number of Business Days” section of the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below.

•EBITDA is calculated as net (loss) income before amortization expense, depreciation expense, interest and income taxes.

•Adjusted EBITDA is calculated as EBITDA plus or minus stock-based compensation expense, technology transformation costs, acquisition costs, goodwill impairment, gain on sale of assets, and restructuring costs. We also present herein Adjusted EBITDA at the segment level as a measure used to assess the performance of our segments. Segment Adjusted EBITDA excludes certain shared corporate administrative costs that are not practical to allocate.

•Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue.

•Adjusted diluted earnings (loss) per common share is calculated as diluted earnings (loss) per common share, plus or minus the per share impact of stock-based compensation expense, technology transformation costs, acquisition costs, goodwill impairment, gain on sale of assets, restructuring costs, and adjusted for the related tax effects of these adjustments.

We believe the above-mentioned non-GAAP financial measures, which are used by management to assess the core performance of our Company, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of our Company and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for revenue, net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our revenue, profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except number of business days)

Adjusted Revenue by Segment

	Three Months Ended
	August 24, 2024				August 26, 2023
	(Unaudited)				(Unaudited)
	As reported (GAAP)	Currency impact	Business days impact	Same-day constant currency revenue	As reported (GAAP)
On-Demand Talent	$52,473	$154	$-	$52,627	$77,974
Consulting	55,025	160	(18)	55,167	56,845
Europe and Asia Pacific	17,983	440	12	18,435	23,267
Outsourced Services	9,491	-	-	9,491	9,418
All Other	1,963	-	-	1,963	2,665
Total Consolidated	$136,935	$754	$(6)	$137,683	$170,169

	Three Months Ended
Number of Business Days	August 24, 2024	August 26, 2023
	(Unaudited)	(Unaudited)
On-Demand Talent (1)	63	63
Consulting (1)	63	63
Europe & Asia (2)	64	64
Outsourced Services (1)	63	63
All Other (1)	63	63

(1) This represents the number of business days in the U.S.

(2) The business days in international regions represent the weighted average number of business days.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts and percentages)

	Three Months Ended
	August 24,	% of	August 26,	% of
Adjusted EBITDA	2024	Revenue	2023	Revenue
	(Unaudited)		(Unaudited)
Net (loss) income	$(5,707)	(4.2%)	$3,117	1.8%
Adjustments:
Amortization expense	1,485	1.1%	1,314	0.8%
Depreciation expense	540	0.4%	877	0.5%
Interest income, net	(148)	(0.1%)	(312)	(0.2%)
Income tax expense	1,054	0.8%	2,075	1.3%
EBITDA	(2,776)	(2.0%)	7,071	4.2%
Stock-based compensation expense	1,561	1.1%	2,552	1.5%
Technology transformation costs (1)	1,858	1.4%	1,923	1.1%
Acquisition costs (2)	1,289	0.9%	—	—
Goodwill impairment (3)	3,855	2.8%	—	—
Gain on sale of assets (4)	(3,420)	(2.5%)	—	—
Restructuring adjustments	(47)	—	—	—
Adjusted EBITDA	$2,320	1.7%	$11,546	6.8%

Adjusted Diluted Earnings (Loss) per Common Share
Diluted earnings (loss) per common share, as reported	$(0.17)		$0.09
Stock-based compensation expense	0.05		0.08
Technology transformation costs (1)	0.06		0.06
Acquisition costs (2)	0.04		—
Goodwill impairment (3)	0.12		—
Gain on sale of assets (4)	(0.10)		—
Restructuring adjustments	—		—
Income tax impact of adjustments	—		(0.03)
Adjusted diluted earnings (loss) per common share	$—		$0.20

(1) Technology transformation costs represent costs included in net income related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based enterprise resource planning system and talent acquisition and management systems. Such costs primarily include hosting and certain other software licensing costs, third-party consulting fees and costs associated with dedicated internal resources that are not capitalized.

(2) Acquisition costs primarily represent costs included in net income related to the Company’s business acquisition. These costs include transaction bonuses, retention bonus accruals, and fees paid to the Company's broker, legal counsel, and other professional services firms.

(3) Goodwill impairment charge recognized during the three months ended August 24, 2024 was related to the Europe Asia Pacific segment.

(4) The Company completed the sale of its Irvine office building on August 15, 2024.

Segment Results
During the first quarter of fiscal 2025, the Company identified the following newly defined operating segments:

•On-Demand Talent – operating under the On-Demand by RGPTM brand, this segment provides businesses with a go-to source for bringing in experts when they need them.

•Consulting – operating under the Veracity by RGPTM brand, this segment drives transformation process across people, processes and technology across domain areas including finance, technology and digital, risk and compliance and supply chain transformation.

•Europe & Asia Pacific – is a geographically defined segment that offers both on-demand and consulting services (excluding the digital consulting business, which is included in our Consulting segment) to clients throughout Europe and Asia Pacific.

•Outsourced Services – operating under the Countsy by RGPTM brand, this segment offers finance, accounting and HR services provided to startups, spinouts and scaleups enterprises, utilizing a technology platform and fractional team.

•Sitrick – a crisis communications and public relations firm which operates under the Sitrick brand, providing corporate, financial, transactional and crisis communication and management services.

The Company's reportable segments are comprised of On-Demand, Consulting, Outsourced Services, and Europe & Asia Pacific. Sitrick does not individually meet the quantitative thresholds to qualify as a reportable segment. Therefore, Sitrick is disclosed under the “All Other” Segment. On July 1, 2024, the Company acquired Reference Point, which is reported within the Consulting segment from the date of acquisition.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except for percentage)

	Three Months Ended
	August 24, 2024	% of Revenue (1)	August 26, 2023	% of Revenue (1)
Adjusted EBITDA:	(Unaudited)		(Unaudited)
On-Demand Talent	$2,559	4.9%	$8,557	11.0%
Consulting	7,753	14.1%	8,529	15.0%
Europe & Asia Pacific	227	1.3%	1,704	7.3%
Outsourced Services	1,394	14.7%	1,548	16.4%
All Other	(467)	(23.8%)	71	2.7%
Unallocated items (2)	(9,146)		(8,863)
Consolidated Adjusted EBITDA	$2,320	1.7%	$11,546	6.8%
Adjustments:
Stock-based compensation expense	(1,561)		(2,552)
Technology transformation costs (3)	(1,858)		(1,923)
Acquisition costs (4)	(1,289)		—
Goodwill impairment (5)	(3,855)		—
Gain on sale of assets (6)	3,420		—
Restructuring adjustments	47		—
Amortization expense	(1,485)		(1,314)
Depreciation expense	(540)		(877)
Interest income, net	148		312
(Loss) income before income tax expense	(4,653)		5,192
Income tax expense	(1,054)		(2,075)
Net (loss) income	$(5,707)		$3,117

(1) Segment Adjusted EBITDA Margin is calculated by dividing segment Adjusted EBITDA by segment revenue.

(2) Unallocated items are generally comprised of unallocated corporate administrative costs, including management and board compensation, corporate support function costs and other general corporate costs that are not allocated to segments.

(3) Technology transformation costs represent costs included in net income related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based enterprise resource planning system and talent acquisition and management systems. Such costs primarily include hosting and certain other software licensing costs, third-party consulting fees and costs associated with dedicated internal resources that are not capitalized.

(4) Acquisition costs primarily represent costs included in net income related to the Company’s business acquisition. These costs include transaction bonuses, retention bonus accruals, and fees paid to the Company's broker, legal counsel, and other professional services firms.

(5) Goodwill impairment charge recognized during the three months ended August 24, 2024 was related to the Europe Asia Pacific segment.

(6) The Company completed the sale of its Irvine office building on August 15, 2024.

The following table discloses the Company’s average bill rate by segment for the last four quarters:

	August 24, 2024	May 25, 2024	February 24, 2024	November 25, 2024	August 26, 2023
Average bill rate (1):	(Unaudited)
Consolidated bill rate	$118	$120	$119	$122	$125
On-Demand Talent	$140	$142	$143	$144	$144
Consulting	$145	$142	$141	$145	$147
Europe & Asia Pacific	$56	$58	$58	$61	$66
Outsourced Services	$139	$142	$139	$137	$140

(1)Average bill rates are calculated by dividing total revenue by the total number of billable hours.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(In thousands, except consultant headcount and average rates)

	August 24,	May 25,
SELECTED BALANCE SHEET INFORMATION:	2024	2024
	(Unaudited)
Cash and cash equivalents	$89,625	$108,892
Trade accounts receivable, net of allowance for credit losses	$106,469	$108,515
Total assets	$512,869	$510,914
Current liabilities	$74,589	$72,433
Long-term debt	$—	$—
Total liabilities	$105,654	$92,151
Total stockholders’ equity	$407,215	$418,763

	Three Months Ended
	August 24,	August 26,
SELECTED CASH FLOW INFORMATION:	2024	2023
	(Unaudited)	(Unaudited)
Cash flow -- operating activities	$(309)	$(2,214)
Cash flow -- investing activities	$(10,924)	$(548)
Cash flow -- financing activities	$(7,685)	$(1,557)

	Three Months Ended
	August 24,	August 26,
SELECTED OTHER INFORMATION:	2024	2023
	(Unaudited)	(Unaudited)
Consultant headcount, end of period	2,570	2,885
Average bill rate (1)	$118	$125
Average pay rate (1)	$57	$60
Common shares outstanding, end of period	33,472	33,697

(1) Rates represent the weighted average bill rates and pay rates across the countries in which we operate. Such weighted average rates are impacted by the mix of our business across the geographies as well as fluctuations in currency rates. Constant currency average bill and pay rates using the same exchange rates in the first quarter of fiscal 2024 were $119 and $58, respectively.

Analyst Contact:
Jennifer Ryu
Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com

Media Contact:
Pat Burek
Financial Profiles
(US+) 1-310-622-8244
pburek@finprofiles.com